Exhibit 3.7

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PACIFIC ETHANOL, INC.
a Delaware corporation

PACIFIC ETHANOL, INC. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is PACIFIC ETHANOL, INC.

2. That the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 2005 (the “Original Certificate”). The following were subsequently filed: (i) Certificate of Designations, Powers, Preferences and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock filed with the Secretary of State of Delaware on April 12, 2006; (ii) Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of Delaware on March 26, 2008; (iii) Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on June 3, 2010; (iv) Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on June 6, 2011; and (v) Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on May 10, 2013 (the Original Certificate, together with the subsequently filed certificates, shall be collectively referred to as the “Certificate of Incorporation”).

3. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article FOURTH:

“FOURTH: The total number of shares of all classes of stock that the corporation shall have authority to issue is 313,553,000 shares, consisting of (A) three hundred million (300,000,000) shares of Common Stock, with the par value of $0.001 per share (“Common Stock”), (B) three million five hundred fifty three thousand (3,553,000) shares of Non-Voting Common Stock, with the par value of $0.001 per share (“Non-Voting Common Stock”) and (C) ten million (10,000,000) shares of Preferred Stock, with the par value of $0.001 per share (“Preferred Stock”), each having the rights set forth in this Article FOURTH.

4.1 Common Stock. Except as otherwise provided by the General Corporation Law of the State of Delaware or in this Article FOURTH (or in any certificate of designation establishing a series of Preferred Stock), the holders of Common Stock shall exclusively possess all voting power of the corporation. Each share of Common Stock shall be equal in all respects to every other share of Common Stock. Each holder of record of issued and outstanding Common Stock shall be entitled to one (1) vote on all matters for each share so held. Subject to the rights and preferences, if any, of the holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive dividends and distributions out of funds legally available therefor, when, as and if declared by the board of directors of this corporation (the “Board of Directors”), in such amounts and at such times, if any, as the board of directors shall determine, ratably in proportion to the number of shares of Common Stock held by each such record holder. Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for the payment of all debts and liabilities of the corporation, to receive the remaining assets of the corporation available for distribution, in cash or in kind, ratably in proportion to the number of shares of Common Stock (or any class or series of capital stock entitled to participate in whole or in part therewith) held by each such holder.

4.2 Non-Voting Common Stock. Each share of Non-Voting Common Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate of Incorporation.

4.2.1 Rank. Non-Voting Common Stock shall, with respect to rights on liquidation, winding up and dissolution, rank equally with the Common Stock.

4.2.2 Dividends. Holders of Non-Voting Common Stock shall receive dividends and distributions on parity in all respects with holders of Common Stock; provided, however, that if holders of shares of Common Stock become entitled to receive a distribution or dividend of shares of Common Stock, holders of Non-Voting Common Stock shall receive, in lieu of the shares of Common Stock that they are entitled to receive, an equal number of shares of Non-Voting Common Stock. Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to the holders of record of Common Stock.

4.2.3 Liquidation Preference. Holders of Non-Voting Common Stock shall be entitled to receive, in all respects, the same preference as holders of Common Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

4.2.4 Voting Rights.

(A) Except as set forth in Section 4.2.4(B) and Section 4.2.4(C) below, holders of shares of Non-Voting Common Stock shall not be entitled to vote (in their capacity as holders of Non-Voting Common Stock) on any matter submitted to a vote of the stockholders of the corporation, but shall be entitled to prior written notice of, and to attend and observe, all special and annual meetings of the stockholders of the corporation.

(B) So long as any shares of Non-Voting Common Stock are outstanding, the corporation shall not, without the affirmative vote at a meeting called for that purpose by holders of at least a majority of the then outstanding shares of Non-Voting Common Stock, voting as a single and separate class, amend, alter or repeal any provision of this Article FOURTH or any other provision of the Certificate of Incorporation (by any means, including by merger, consolidation, reclassification, or otherwise) so as to, or in a manner that would, disproportionately and adversely affect the preferences, rights, privileges or powers of the Non-Voting Common Stock relative to the preferences, rights, privileges or powers of the Common Stock.

(C) The consent or votes required by Section 4.2.4(B) hereof shall be in addition to any approval of stockholders of the corporation which may be required by applicable law or pursuant to any provision of this Certificate of Incorporation.

4.2.5 Conversion.

(A) Optional Conversion; Conversion Upon Transfer.

(i) Holders of Non-Voting Common Stock shall have the right, at any time and from time to time, at the option of such holder, to convert any share of Non-Voting Common Stock held by such holder into one fully paid and non-assessable share of Common Stock, subject to the provisions contained in Section 4.2.5(A)(iii) and subject to the adjustments as described in Section 4.2.5(C) hereof.

(ii) Notwithstanding anything contained in Section 4.2.5(A)(i), at any time when a share of Non-Voting Common Stock is not or ceases to be owned by an Initial Holder or an Affiliate of an Initial Holder, such share of Non-Voting Common Stock, without any further action or deed on the part of the corporation or any other Person, shall automatically convert into one (1) fully paid and non-assessable share of Common Stock subject to adjustments as described in Section 4.2.5(C) hereof.

(iii) Notwithstanding anything to the contrary contained in this Article FOURTH, no Non-Voting Common Stock shall be convertible to Common Stock to the extent (but only to the extent) that after giving effect to such conversion pursuant to this Section 4.2.5, the holder (together with any of its Affiliates) of the Common Stock received from such conversion would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock of the corporation. To the extent the above limitation applies, the determination of whether the Non-Voting Common Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as the case may be, as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the corporation for conversion, exercise or exchange (as the case may be). No prior inability to convert the Non-Voting Common Stock pursuant to this Section 4.25(A)(iii) shall have any effect on the applicability of the provisions of this Section 4.25(A)(iii) with respect to any subsequent determination of exercisability. For the purposes of this Section 4.25(A)(iii), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent permitted by applicable law, the provisions of this Section 4.25(A)(iii) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4.25(A)(iii) to correct this Section 4.25(A)(iii) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For purposes of determining Maximum Percentage, in determining the number of outstanding shares of Common Stock, the holder of Non-Voting Common Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the corporation or (3) any other notice by the corporation or the corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the holder of Non-Voting Common Stock, the corporation shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock. By written notice to the corporation, any holder of Non-Voting Common Stock may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the corporation, and (ii) any such increase or decrease will apply only to the holder sending such notice and not to any other holder of Non-Voting Common Stock.

(B) Mechanics of Conversion.

(i) In order to exercise its conversion right pursuant to Section 4.2.5(A)(i), a holder of Non-Voting Common Stock shall (i) surrender the certificate or certificates representing shares of Non-Voting Common Stock at the office of the corporation (or any transfer agent of the corporation previously designated by the corporation to the holders of Non-Voting Common Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted.

(ii) Each conversion shall be deemed to have been effected immediately prior to the close of business on (x) in the case of conversion pursuant to Section 4.2.5(A)(i) hereof, the sixty-first (61st) day following the day on which the certificates for shares of Non-Voting Common Stock shall have been surrendered and such notice received by the corporation pursuant to Section 4.2.5(B)(i), and (y) in the case of conversion pursuant to Section 4.2.5(A)(ii) hereof, the date the Non-Voting Common Stock is not or ceases to be owned by an Initial Holder or an Affiliate of an Initial Holder (in either case, the “Conversion Date”). On the Conversion Date: (a) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (b) the shares of Non-Voting Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock pursuant to this Section 4.2.5. All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable.

(iii) Holders of shares of Non-Voting Common Stock at the close of business on the record date for any payment of a dividend in which shares of Non-Voting Common Stock are to participate pursuant to Section 4.2.2 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date.

(iv) The corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Non-Voting Common Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock (as if all shares of Non-Voting Common Stock are so convertible). To the extent that shares of Common Stock are listed or traded on a securities exchange, the corporation shall procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of the Non-Voting Common Stock, subject to issuance or notice of issuance, on such stock exchange, and shall take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Non-Voting Common Stock shall be issued without violation of any applicable law or regulation or of any requirement of such securities exchange.

(v) Issuance of certificates for shares of Common Stock upon conversion of the Non-Voting Common Stock shall be made without charge to the holder of shares of Non-Voting Common Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Non-Voting Common Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the corporation; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the transferee of the Non-Voting Common Stock pursuant to Section 4.2.5(A)(ii) hereof, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the corporation the amount of any such tax or has established, to the reasonable satisfaction of the corporation, that such tax has been, or will timely be, paid.

(vii) Each share of Common Stock issued as a result of conversion of Non-Voting Common Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

(C) Adjustments to Non-Voting Common Stock. From and after the date hereof, Non-Voting Common Stock shall be adjusted from time to time as follows:

(i) Stock Splits, Subdivisions, Reclassifications or Combinations. If the corporation shall (a) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (b) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Non-Voting Common Stock shall be equally and ratably subdivided, combined or reclassified on the same basis as that of Common Stock.

(ii) Other Distributions. In case the corporation shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock of (a) shares of any class or of any Person other than shares of the corporation’s Common Stock, (b) evidence of indebtedness of the corporation or any Subsidiary, (c) assets (excluding dividends or distributions covered by Section 4.2.5(C)(i)), or (d) rights or warrants in respect of any of the foregoing, in each such case all holders of Non-Voting Common stock shall receive such dividend or distribution equally and ratably in all respects with holders of Common Stock.

(iii) Certain Repurchases of Common Stock. In the event that the corporation effects a Pro Rata Repurchase (as defined below) of Common Stock, the corporation shall, simultaneously with the Offer related to such Pro Rata Repurchase of Common Stock, offer, in writing and in compliance with applicable laws, to all holders of Non-Voting Common Stock to purchase, on an equal, share-for-share basis, a percentage of all shares of Non-Voting Common Stock equal to the percentage of all shares of Common Stock that the corporation has offered to purchase under the related Offer, which offer to the holders of Non-Voting Common Stock shall be open for the same period, offer the same form and value of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all respects.

As used in this Section 4.2.5(C)(iii): “Pro Rata Repurchase” means any purchase of shares of Common Stock by the corporation or any Subsidiary thereof pursuant to any Offer. “Offer” means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the corporation, other securities of the corporation, evidences of indebtedness of the corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the corporation), or any combination thereof, effected while the Non-Voting Common Stock is outstanding.

(iv) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by Section 4.2.5(C)(i)), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Non-Voting Common Stock then outstanding shall have the right thereafter, to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by holders of Common Stock; provided, that, if the holders of at least a majority of the outstanding shares of Non-Voting Common Stock so elect, any such security receivable upon such Business Combination or reclassification by holders of Common Stock shall not have voting rights greater than those contained in Section 4.2.4 hereof.

(v) Adjustment for Unspecified Actions. If the corporation takes any action affecting the Common Stock, other than an action described in this Section 4.2.5(C), which would materially adversely affect the conversion rights of the holders of shares of Non-Voting Common Stock, the provisions of this Certificate of Incorporation shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors of the corporation may determine in good faith to be equitable in the circumstances.

(vi) Notices. In the event that the corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 4.2.5(C) or in Sections 4.2.2 or 4.2.4 hereof, the corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to the holders of shares of Non-Voting Common Stock, by mail, first class postage prepaid, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Non-Voting Common Stock and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Non-Voting Common Stock.

4.2.6 Certain Other Provisions.

(A) The provisions of this Section 4.2 shall not be in effect at any time that there are no shares of Non-Voting Common Stock outstanding.

(B) No provision in this Section 4.2 shall be construed to limit or impair the right of each holder of Non-Voting Common Stock to participate equally and ratably in dividends and distributions pursuant to Section 4.2.2 hereof, the operation of any of the provisions of Section 4.2.5 hereof or the rights, preferences and privileges of a holder of Non-Voting Common Stock pursuant to Sections 4.2.1 and 4.2.3 hereof.

(C) If any Non-Voting Common Stock certificate shall be mutilated, lost, stolen or destroyed, the corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Non-Voting Common Stock certificate of like tenor and representing an equivalent amount of Non-Voting Common Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the corporation, an indemnity on customary terms for such situations reasonably satisfactory to the corporation.

(D) The corporation shall not, by amendment of this Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Section 4.2, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of Non-Voting Common Stock against dilution or impairment. At all times, the corporation shall take all such actions as may be necessary or appropriate in order that the corporation may validly and legally issue shares of Common Stock as herein contemplated upon conversion of the shares of Non-Voting Common Stock.

(E) The headings and various subdivisions used within this Section 4.2 are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

4.2.7 Definitions. Unless the context otherwise requires, when used in this Section 4.2, the following terms shall have the meaning indicated.

“Affiliate” means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the corporation or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the corporation of all or substantially all of its assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Initial Holder” means any Person who received shares of Non-Voting Common Stock upon the closing of that certain Agreement and Plan of Merger by and among Pacific Ethanol, Inc., Aventine Merger Sub, Inc. and Aventine Renewable Energy Holdings, Inc. dated December 30, 2014, as amended on March 31, 2015.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

4.3 Preferred Stock. The Board of Directors is authorized by resolution or resolutions, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of one or more of the following:

(i) the distinctive designations of each such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

(ii) the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and the dates when such dividends shall be payable, the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series, the relative rights of priority, if any, of payment of dividends on the shares of that series, and the participating or other special rights, if any, with respect to such dividends;

(iii) whether such series will have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of the exercise of such voting rights;

(iv) whether the shares of such series will be redeemable or callable and, if so, the prices at which, and the terms and conditions on which, such shares may be redeemed or called, which prices may vary under different conditions and at different redemption or call dates;

(v) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of such series;

(vi) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms of such conversion or exchange;

(viii) whether the shares of such series that are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of stock;

(ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the corporation, or any subsidiary thereof, of, the Common Stock or any other class (or other series of the same class) ranking junior to the shares of such series as to dividends or upon liquidation, dissolution or winding up of the corporation; and

(x) the conditions and restrictions, if any, on the creation of indebtedness of the corporation, or any subsidiary thereof, or on the issue of any additional stock ranking on parity with or prior to the shares of such series as to dividends or upon liquidation, dissolution or winding up of the corporation.

All shares within each series of Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends, if any, shall commence to accrue.

4.4 Reverse Stock Split on June 8, 2011. On June 8, 2011 (the “First Split Date”), each share of common stock, par value $0.001 per share (the “Oldest Common Stock”), issued and outstanding immediately before the First Split Date, was reclassified as and changed into one-seventh (1/7) of a share of common stock, par value $0.001 per share (the “Newer Common Stock”). The corporation, through its transfer agent, provided certificates representing Newer Common Stock to holders of Oldest Common Stock in exchange for certificates representing Oldest Common Stock. From and after the First Split Date, certificates representing shares of Oldest Common Stock were cancelled and as of the First Split Date represent only the right of holders thereof to receive Newer Common Stock. The corporation did not issue fractional shares of Newer Common Stock. The reverse stock split did not increase or decrease the amount of stated capital or paid-in surplus of the corporation, and any fractional share that would otherwise be issuable as a result of the reverse stock split was rounded up to the nearest whole share of Newer Common Stock. From the First Split Date until the Second Split Date (as defined below), the term “Newer Common Stock” as used in this Article FOURTH shall mean Common Stock as provided in the Certificate of Incorporation. From and after the Second Split Date, the term “Newer Common Stock” as used in this Article FOURTH shall mean Older Common Stock as provided in the Certificate of Incorporation.

4.5 Reverse Stock Split on May 14, 2013. On May 14, 2013 (the “Second Split Date”), each share of common stock, par value $0.001 per share (the “Older Common Stock”), issued and outstanding immediately before the Second Split Date, was reclassified as and changed into one-fifteenth (1/15) of a share of common stock, par value $0.001 per share (the “Newest Common Stock”). The corporation, through its transfer agent, provided certificates representing Newest Common Stock to holders of Older Common Stock in exchange for certificates representing Older Common Stock. From and after the Second Split Date, certificates representing shares of Older Common Stock were cancelled and now represent only the right of holders thereof to receive Newest Common Stock. The corporation did not issue fractional shares of Newest Common Stock. The reverse stock split did not increase or decrease the amount of stated capital or paid-in surplus of the corporation, and any fractional share that would otherwise be issuable as a result of the reverse stock split was rounded up to the nearest whole share of Newest Common Stock. From and after the Second Split Date, the term “Newest Common Stock” as used in this Article FOURTH shall mean common stock as provided in the Certificate of Incorporation.”

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. The Effective Date of this Amendment will be July 1, 2015.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed as of the 1st day of July, 2015.

/s/ CHRISTOPHER W. WRIGHT
Christopher W. Wright
Vice President, General Counsel & Secretary